Exhibit 99.1

CENDANT COMMENTS ON FINANCIAL IMPACT OF HURRICANE KATRINA

Excluding Insurance Recoveries, 2005 Adverse Impact to Pretax Income Expected to be
Approximately $35 to $70 Million

Approximately $10 to $35 Million of Losses Expected to be Recovered through Insurance

No Material Impact Expected on 2006 Results of Operations

Company Has Utilized $473 Million of Cash, Net of Proceeds from Option Exercises, for the
Repurchase of Common Stock During Third Quarter 2005 and $810 Million Year-to-Date

New York, September 13, 2005 - Cendant Corporation (NYSE: CD) today commented on the expected impact of Hurricane Katrina on its results of operations.

Cendant’s President and Chief Financial Officer, Ronald L. Nelson, stated: “Like all companies doing business in the Gulf Coast and Southeast, our operations in those areas have been affected by Hurricane Katrina. While our immediate efforts have been focused on ensuring the safety and well-being of our employees in those areas, we are now in a position to assess the expected impact on our financial results.

“Preliminarily, we estimate that the adverse impact to pretax income will be in the range of $35 to $70 million. This amount includes $15 to $40 million related to asset impairment losses, primarily timeshare properties and rental cars, and $20 to $30 million related to lost revenues spread across our real estate and travel businesses.

“Although we expect that approximately $10 to $35 million of these losses will ultimately be recovered through insurance (excluding the potential for business interruption recoveries), making the net impact to our pretax income about $25 to $35 million, the entire loss will be recorded in 2005 while some or all of the expected insurance recovery may not be recorded until 2006. Accordingly, our revised 2005 guidance does not include any offset for insurance recoveries.”

Cendant’s revised EPS projections for 2005 are set forth below. The Company does not expect that its results of operations in 2006 will be materially impacted by this event, with the exception of the potential positive impact of insurance recoveries.

Nelson further commented: “We have also begun to move forward with plans to assist in the rebuilding effort within the region.”

Cendant’s current efforts include a special fundraising campaign on behalf of the American Red Cross Hurricane 2005 Relief Fund through which the Cendant Charitable Foundation will be matching employee donations up to an aggregate $500,000. In addition, Cendant’s Car Rental Group, Hotel Group and Timeshare Resort Group are all working with the Federal Emergency Management Agency, the Department of Homeland Security and the American Red Cross to provide assistance, including access to housing and rental vehicles for emergency response personnel moving into the area to coordinate relief efforts.

Separately, the Company announced that it has utilized $473 million of cash, net of proceeds from option exercises, for the repurchase of its common stock during third quarter 2005, bringing its year-to-date use of cash for share repurchases, net of proceeds from option exercises, to $810 million.

Outlook
As a result of the expected impact of Hurricane Katrina, the Company revised its projections for EPS from Continuing Operations for the remainder of 2005 as set forth below. These projections include a $35 to $70 million impact to pretax income from the hurricane but do not include an estimated $10 to $35 million of expected insurance recoveries, some or all of which may not be recorded until 2006. The

Company will update its projections for revenue and EBITDA by segment when it announces its results for third quarter 2005:

	Third Quarter	Fourth Quarter	Full Year
2005 EPS from Continuing Operations before Transaction Related Charges	$0.44 - $0.48	$0.26 - $0.30	$1.31 - $1.38
2005 Transaction Related Charges(a)	-	-	($0.20)
2005 EPS from Continuing Operations(a)	$0.44 - $0.48	$0.26 - $0.30	$1.11 - $1.18
(a)
Includes a non-cash impairment charge of $0.17 per share in connection with the spin-off of PHH and a $0.03 per share charge related to restructuring activities and other transaction related costs, both of which were recorded in first quarter 2005.

Forward Looking Statements
Statements about future results made in this release, including the projections, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the period ended June 30, 2005.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

Media Contact:	Investor Contacts:
Elliot Bloom 212-413-1832	Sam Levenson 212-413-1834 Henry A. Diamond 212-413-1920